Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
Kensey Nash Corporation
610-524-0188

KENSEY NASH ANNOUNCES NEW SUPPLY AGREEMENT FOR ANGIO-SEALTM

EXTON, PA, June 21, 2005 - Kensey Nash today announced that it has executed a new Angio-Seal Vascular Closure Device component supply contract with St. Jude Medical, Inc. The contract, which is effective June 30, 2005 and will expire in December 2010, provides for Kensey Nash to exclusively supply 100% of St. Jude Medical’s requirements for the collagen component of all current and future versions of the Angio-Seal device, as well as a portion of St. Jude Medical’s bioresorbable polymer anchor requirements over the term of the agreement. The new contract replaces an existing agreement scheduled to expire in November 2005. Under the agreement, Kensey Nash will commercialize new proprietary collagen technologies through incorporation into the Angio-Seal Device. The contract also provides St. Jude Medical with access to Kensey Nash’s new closed herd collagen sources.

“We are extremely pleased to have a new contract in place. This agreement recognizes Kensey Nash’s expertise in collagen and polymer biomaterials capabilities,” commented Joseph W. Kaufmann. “Working closely with St. Jude Medical, we have been able to innovate and advance the technology of these key Angio-Seal components. We are looking forward to continuing our relationship with one of the leading medical device companies in the world and supporting their worldwide market leadership in vascular closure devices with our biomaterial expertise.” Mr. Kaufmann concluded.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device. The Angio-Seal™  is licensed to St. Jude Medical, Inc., the worldwide development, manufacturing, and sales and marketing rights to the Angio-Seal™. The TriActiv® System, a novel embolic protection system, is approved for sale in the U.S. The TriActiv® FX™ System, the second generation of the TriActiv® System, is approved for sale in the European Union and is being studied in a clinical trial in the U.S.

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements that reflect Kensey Nash’s current expectations about its prospects and opportunities. Kensey Nash has tried to identify these forward-looking statements by using words such as "believe," "expects," "anticipates," "will," "should" or similar expressions, but these words are not the exclusive means for identifying such statements. Kensey Nash cautions that a number of risks, uncertainties, and other important factors could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, these forward-looking statements, including, without limitation, St. Jude Medical’s future success in selling the Angio-Seal devices and our ability to provide the required components under the contract. For a more detailed discussion of these and other factors, please see Kensey Nash's filings with the Securities and Exchange Commission. Except as expressly required by the federal securities laws, Kensey Nash undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.